Exhibit 99.4

Petrohawk Energy Corporation Reports Second Quarter 2004 Financial and Operating Results

FOR IMMEDIATE RELEASE – August 12, 2004

Houston, Texas – August 12, 2004 – Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ:HAWK), formerly Beta Oil & Gas, Inc., announced today financial and operating results for the second quarter and six months ended June 30, 2004. Petrohawk is hosting a conference call today at 10:00 a.m. (CST) to discuss the Company’s second quarter and year-to-date 2004 financial and operating results.  The call may be accessed at 1.888.422.7101, participant code 343434 or via web cast on the Company’s website at www.petrohawk.com.

Management Comments

Floyd C. Wilson, Chairman, CEO and President of the Company stated “The second quarter of 2004 saw the closing of the transaction which recapitalized Beta Oil & Gas, Inc. and the subsequent name change of the Company to Petrohawk Energy Corporation.  We have assembled a management team and board of directors that are very capable of leading the Company towards growth and the creation of stockholder value through acquisitions and drilling.”

Second Quarter 2004 Results

During the second quarter of 2004, Petrohawk produced 0.6 Bcf of natural gas and 36 Mbbls of oil for an average daily production rate of 6.3 MMcf of natural gas and 400 Bbls of oil. The natural gas and oil volumes represent an increase of 23% and 29% respectively, from the comparable period a year ago. On a natural gas equivalent basis, Petrohawk produced 0.8 Bcfe in the second quarter of 2004,for an average daily production rate of 8.7 Mmcfe, an increase of 24% over the second quarter of 2003. The period-to-period increases were largely due to success within the Company’s drilling program.

The Company’s realized price for natural gas in the second quarter of 2004 was $5.88 per Mcf, compared to $4.53 per Mcf in the second quarter of 2003. Oil prices realized by the Company in the second quarter of 2004 were $35.22 per barrel, compared to $26.49 per barrel received in the second   quarter of 2003. Petrohawk had no natural gas or oil production hedged during the second quarter of 2004.

Petrohawk reported a net loss to common stockholders for the second quarter of 2004 of $1.5 million ($0.16 per fully-diluted share) (which includes a $2.0 million non-cash stock option compensation expense discussed below), compared to net income to common stockholders of $0.1 million ($0.01 per fully-diluted share) for the prior year comparable period. For the quarter ended June 30, 2004, Petrohawk reported discretionary cash flow (cash flow from operations before changes in working capital) of $1.9 million ($0.20 per fully-diluted share) compared to $1.6 million ($0.26 per fully-diluted share) in the same period in 2003.

The primary reason for the lower operating results was a $2.0 million non-cash stock option compensation expense recorded in connection with the significant transaction between the Company (then known as Beta Oil & Gas, Inc.) and PHAWK, LLC (then known as Petrohawk Energy, LLC) which closed on May 25, 2004, whereby, pursuant to the terms of the Securities Purchase Agreement governing that transaction, the stock options of certain severed or former employees of the Company were modified to extend the period during which such options could be exercised to up to five years from the closing of the transaction. Additionally, general and administrative expense in the six months ended June 30, 2004 included $0.7 million of expense (severance obligations and transitional overhead costs related to relocation of the Company’s headquarters from Tulsa, Oklahoma to Houston, Texas).

First Six Months 2004 Results

During the first six months of 2004, Petrohawk produced 1.1 Bcf of natural gas and 70 Mbbls of oil. On a natural gas equivalent basis, Petrohawk produced 1.5 Bcfe in the first six months of 2004, an increase of 16% over the first six months of 2003. Average daily production for 2004 grew to 8.1 MMcfe as compared to 7.0 MMcfe in the first six months of 2003. The increases were largely attributable to the success of the Company’s drilling program.

The price realized by the Company for natural gas during the first six months of 2004 was $6.03 per Mcf, compared to $4.62 per Mcf received in the same period for 2003. Realized oil prices for the first six months of 2004 were $35.22 per barrel, compared to the $26.10 per barrel realized in 2003.  Petrohawk had no natural gas or oil production hedged during the first six months of 2004.

Petrohawk reported a net loss to common stockholders of $0.6 million ($0.08 per fully-diluted share) for the six months ended June 30, 2004) (which includes a $2.0 million non-cash stock option compensation expense discussed below), compared to a net loss of $0.1 million ($0.01 per fully-diluted share) for the prior year six-month period. For the six months ended June 30, 2004, Petrohawk reported discretionary cash flow (operating cash flow before changes in working capital) of $4.0 million ($0.52 per fully-diluted share) compared to $3.0 million ($0.48 per fully-diluted share) in the same period in 2003.

The primary reason for the lower operating results was a $2.0 million non-cash stock option compensation expense recorded in connection with the significant transaction between the Company (then known as Beta Oil & Gas, Inc.) and PHAWK, LLC (then known as Petrohawk Energy, LLC) which closed on May 25, 2004, whereby, pursuant to the terms of the Securities Purchase Agreement governing that transaction, the stock options of certain severed or former employees of the Company were modified to extend the period during which such options could be exercised to up to five years from the closing of the transaction. Additionally, general and administrative expense in the six months ended June 30, 2004 included $0.7 million of expense (severance obligations and transitional overhead costs related to relocation of the Company’s headquarters from Tulsa, Oklahoma to Houston, Texas).

The Company used a portion of the proceeds from the PHAWK, LLC transaction to repay all outstanding borrowings under the Company’s credit facility. At June 30, 2004, the Company had a cash balance of approximately $45.8 million.

Asset Purchase

On August 11, 2004, the Company closed the purchase from PHAWK, LLC (formerly Petrohawk Energy, LLC) of certain oil and gas properties in the Breton Sound area, Plaquemines Parish, Louisiana, and in the West Broussard Field in Lafayette Parish, Louisiana having approximately 2.9 Bcfe of proved reserves.  This purchase included the acquisition of 79 square miles of recently reprocessed 3D seismic data and a 25% working interest in 8 leased drilling prospects covering 2,528 gross acres in Breton Sound as well as two producing wells, pipelines and associated production facilities in Block 11 and 23, Breton Sound.  Also, 14% additional working interest (10% net revenue interest) was acquired in the RLSUA Montesano #1 in the West Broussard Field which has recently gone on production.  The purchase price for all of the proved reserves, seismic, undeveloped acreage, pipelines, production facility and other assets was $8.5 million.  The effective date of the acquisition was June 1, 2004 and the effects of this transaction will first be reported in the Company’s results for the quarter ending September 30, 2004.  Drilling is expected to begin in Breton Sound during the fourth quarter of 2004.

A Special Committee of one disinterested director was formed by the Company’s board of directors to evaluate, negotiate and complete the purchase.  The Special Committee hired the engineering firm of Netherland, Sewell & Associates, Inc. to provide the reserve evaluation and engaged Petro Capital Advisors, LLC (not affiliated with Petrohawk Energy Corporation) to evaluate the fairness, from a financial point of view, to the Company.  Petro Capital Advisors, LLC has rendered a fairness opinion to the Special Committee.

Operational Update

Petrohawk participated in the drilling of 11 gross/1.6 net wells during the second quarter of 2004, three of which had been completed as producers, one dry hole and the other seven are either waiting on pipeline hook-up or completion rigs at quarter-end. Total measured depth of 15,920 feet was reached on the RL SUA Montesano #1 on June 23, 2004. Located in the West Broussard field in Lafayette Parish, Louisiana, the Montesano #1 was completed in the Bol Mex 3 sand on August 9, 2004 and will be placed on production in the very near future.  The well is an offset to, and in the same reservoir as, the  Failla #1, which Petrohawk owns an approximate  10% W.I.  The Failla #1 is currently producing at a rate of 18.9 MMcfe/d. Petrohawk owns an approximate 24% working interest and an approximate 17% net revenue interest in the Montesano #1 well.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploitation, exploration and development of oil and gas properties. For more information please contact Shane M. Bayless at 832.204.2727 or sbayless@petrohawk.com.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address the future direction, management and control of the Company, capital expenditures, and events or developments that the Company expects or believes are forward-looking statements.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission. The Company has no obligation to update the statements contained in this press release or to take action that is described herein or otherwise presently planned.

Petrohawk Energy Corporation

Attachment to Press Release

Dated August 12, 2004 – Page 3 of 3

Selected Operating Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Oil Production (Mbbls)	36	28	70	57
Gas Production (Mmcf)	577	471	1,058	926
Gas Equivalents (Mmcfe)	795	640	1,478	1,270

Average Oil Price Per Barrel	$35.22	$26.49	$35.22	$26.10
Average Gas Price Per Mcf	$5.88	$4.53	$6.03	$4.62

Discretionary Cash Flow - M$ (1)	$1,853	$1,644	$3,983	$2,977
Discretionary Cash Flow - Per Share (Diluted) (2)	$0.20	$0.26	$0.52	$0.48

Margin Analysis ($ Mcfe):
Average Equivalent Sales Price	$6.16	$4.63	$5.99	$4.69
Lease Operating Expenses	1.08	0.87	1.07	0.89
Production Taxes	0.33	0.32	0.33	0.35
General and Administrative Expense	2.04	0.74	1.64	0.98
Stock Based Compensation	2.52	0.26	1.37	0.13
Accretion of Asset Retirement Obligations	0.03	0.02	0.03	0.02
Operating Margin	$0.16	$2.42	$1.54	$2.32

(1) Cash flow from operations before changes in working capital.
(2) Diluted shares outstanding were 9,212 M for the six months ended June 30, 2004.

Weighted average shares outstanding - fully diluted	9,212	6,238	7,713	6,217

Op Margin/Gas Eq	0.15	2.42	1.55	2.31

	(0.0)	(0.0)	0.0	(0.0)